032 Putnam US Government Income Fund attachment
9/30/05 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended September 30, 2005, Putnam management
has assumed $20,969 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 (000s omitted)

Class A	41,530
Class B	5,793
Class C	527

72DD2 (000s omitted)

Class M	1,289
Class R	3
Class Y	534

73A1

Class A	$0.408
Class B	 0.305
Class C	 0.305

73A2

Class M	$0.372
Class R	 0.380
Class Y	 0.444

74U1 (000s omitted)

Class A	95,425
Class B	15,696
Class C	1,507

74U2 (000s omitted)

Class M	3,034
Class R	13
Class Y	960
74V1

Class A	13.15
Class B	13.08
Class C	13.13

74V2

Class M	13.13
Class R	13.14
Class Y	13.12

Additional Information About Errors and Omissions Policy--Item
85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of certain costs related to actions involving claims of market timing activity in certain Putnam Funds have been submitted by the investment manager of the Registrant/Series.